EXHIBIT 99.1

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/21/05	Investors: Mary Kay Shaw, 630-623-7559 Media: Anna Rozenich, 630-623-7316

McDONALD’S REPORTS GLOBAL RESULTS DRIVEN BY STRONG U.S. PERFORMANCE

OAK BROOK, IL — McDonald’s Corporation today announced operating results for the quarter and six months ended June 30, 2005.

The Company reported the following highlights for the quarter:

•	Revenues increased 8% (5% in constant currencies) driven by a global comparable sales increase of 2.8%

•	Operating income increased 5% (3% in constant currencies)

•	EPS was $0.42, including $0.09 per share of incremental tax expense resulting from the decision to repatriate approximately $3.2 billion in foreign earnings under the Homeland Investment Act

•	The Company repurchased approximately $600 million, or about 20 million shares of its common stock

Chief Executive Officer Jim Skinner commented, “We delivered solid operating results for the second quarter driven by positive global comparable sales and the continued strength of our U.S. business. U.S. revenues increased 7% for the quarter, driven by multiple complimentary initiatives that delivered compelling value, menu variety and added convenience to our customers.

“In Europe, although we continue to manage challenges in a few of our key markets, our ongoing emphasis on striking the right balance between branded everyday affordability, premium product selections and core menu offerings generated increased customer visits for the quarter. To strengthen the segment’s performance, our European leadership team is committed to initiatives that will deliver an outstanding customer experience and generate further improvements in this critical area of the world.

“In our Asia/Pacific/Middle East/Africa segment, Australia’s strong quarterly results were partly offset by weak performance in China and Japan. To broaden our success across the segment, we continue to develop our value and new product initiatives in several markets, including Japan and China. We expect these initiatives to enhance our consumer appeal and drive improved results for the region.

“The key to our success is firmly grounded in delivering continuous improvements across each of our Plan to Win’s 5 P’s - People, Products, Place, Price and Promotion. To further build upon the strong foundation we’ve established, we are focused on developing friendly and motivated staff, relevant menu offerings, modern and inviting locations, meaningful everyday value and marketing that resonates with customers around the world. In addition, we remain committed to exercising financial discipline in the deployment of our growing cash flow.

“Delivering an exceptional customer experience remains our top priority. Ongoing consistency in operational execution and leadership marketing will enable us to keep our brand relevant and on the right path to deliver solid, sustainable growth for this year and beyond.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per common share data

Quarters ended June 30,	2005	2004	% Inc / (Dec)	Currency Translation Benefit	% Inc /(Dec) Excluding Currency Translation

Revenues	$5,095.7	$4,729.0	8	$142.3	5
Operating income	1,016.7	965.9	5	21.2	3
Net income*	530.4	590.7	(10)	9.2	(12)
Net income per common share—diluted*	0.42	0.47	(11)	0.01	(13)

Six months ended June 30,

Revenues	$9,898.5	$9,128.7	8	$261.2	6
Operating income	1,926.3	1,824.3	6	39.5	3
Net income*	1,258.3	1,102.2	14	17.0	13
Net income per common share—diluted*	0.98	0.87	13	0.01	11

*	For the quarter and six month periods ended June 30, 2005, earnings included $112.0 million (or $0.09 per share) of incremental tax expense related to the Company’s decision to take advantage of the one-time opportunity provided under the Homeland Investment Act to reduce future taxes by repatriating in 2005 approximately $3.2 billion of historical earnings from our international business. This negatively impacted both the net income and diluted net income per common share growth rates for the quarter by 19 percentage points. Earnings for the six month period also included a tax benefit of $178.8 million (or $0.13 per share) primarily due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns in the first quarter. On a net basis, the above two items positively impacted both six month growth rates by 6 percentage points.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as the supplemental information that accompanies this release and the Company’s annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 9:30 a.m. Central Time on July 21, 2005. For access, go to www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for additional, supplemental information related to the Company’s results for the quarter and six months ended June 30, 2005.

The Company plans to release July 2005 sales information on Monday, August 8.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)
Quarters ended June 30,	2005	2004	$	%

Revenues
Sales by Company-operated restaurants	$3,811.2	$3,511.9	299.3	9
Revenues from franchised and affiliated restaurants	1,284.5	1,217.1	67.4	6

TOTAL REVENUES	5,095.7	4,729.0	366.7	8

Operating costs and expenses
Company-operated restaurant expenses	3,262.6	2,985.5	277.1	9
Franchised restaurants–occupancy expenses	253.8	245.7	8.1	3
Selling, general & administrative expenses	537.6	496.5	41.1	8
Other operating expense, net	25.0	35.4	(10.4)	(29)
Total operating costs and expenses	4,079.0	3,763.1	315.9	8

OPERATING INCOME	1,016.7	965.9	50.8	5

Interest expense	88.3	88.1	0.2	—
Nonoperating (income) expense, net	(6.9)	11.9	(18.8)	n/m
Income before provision for income taxes	935.3	865.9	69.4	8
Provision for income taxes	404.9	275.2	129.7	47

NET INCOME	$530.4	$590.7	(60.3)	(10)

NET INCOME PER COMMON SHARE-DILUTED	$0.42	$0.47	(0.05)	(11)

Weighted average common shares outstanding-diluted	1,269.7	1,268.0	1.7	—

n/m	Not meaningful

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)
Six months ended June 30,	2005	2004	$	%

Revenues
Sales by Company-operated restaurants	$7,410.7	$6,794.9	615.8	9
Revenues from franchised and affiliated restaurants	2,487.8	2,333.8	154.0	7

TOTAL REVENUES	9,898.5	9,128.7	769.8	8

Operating costs and expenses
Company-operated restaurant expenses	6,371.7	5,812.9	558.8	10
Franchised restaurants–occupancy expenses	510.8	492.1	18.7	4
Selling, general & administrative expenses	1,057.7	954.0	103.7	11
Other operating expense, net	32.0	45.4	(13.4)	(30)
Total operating costs and expenses	7,972.2	7,304.4	667.8	9

OPERATING INCOME	1,926.3	1,824.3	102.0	6

Interest expense	178.1	179.8	(1.7)	(1)
Nonoperating (income) expense, net	(17.3)	20.8	(38.1)	n/m
Income before provision for income taxes	1,765.5	1,623.7	141.8	9
Provision for income taxes	507.2	521.5	(14.3)	(3)

NET INCOME	$1,258.3	$1,102.2	156.1	14

NET INCOME PER COMMON SHARE-DILUTED	$0.98	$0.87	0.11	13

Weighted average common shares outstanding-diluted	1,279.5	1,271.6	7.9	1

n/m	Not meaningful

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